EXHIBIT 11
                         PEPSICO, INC. AND SUBSIDIARIES
                    Computation of Net Income Per Share of Capital Stock

                     (in millions except per share amounts, unaudited)

                                                12 Weeks Ended
                                               3/20/99  3/21/98
                                               -------  -------

Shares outstanding at beginning of period.       1,471    1,502

Weighted average of shares issued during
  the period for exercise of stock options.          3        6

Weighted average shares repurchased........          -      (12)
                                                ------   ------

Average shares outstanding - Basic.........      1,474    1,496

Effect of dilutive securities
  Dilutive shares contingently issuable
   upon the exercise of stock options......        161      162

  Shares assumed to have been purchased
   for treasury with assumed proceeds
   from the exercise of stock options......       (125)    (119)
                                                ------   ------

Average shares outstanding - Assuming dilution   1,510    1,539
                                                ======   ======


Net Income.................................       $333     $377
                                                ======   ======

Net Income per share - Basic...............     $ 0.23   $ 0.25
                                                ======   ======

Net Income per share - Assuming dilution...     $ 0.22   $ 0.24
                                                ======   ======















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